Exhibit 16.1

May 1, 2013

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re:   SCG Financial Acquisition Corp. (Commission File No. 001-35534)

We have read the statements that we understand SCG Financial Acquisition Corp. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Rothstein Kass